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                                   EXHIBIT 23


                         CONSENT OF INDEPENDENT AUDITORS



Board of Directors
The Bank of Kentucky Financial Corporation
Florence, Kentucky


We consent to the incorporation by reference in the Registration Statement on Form S-8 of The Bank of Kentucky Financial Corporation of our Report of Independent Auditors, dated January 24, 2001, on the consolidated balance sheets of The Bank of Kentucky Financial Corporation as of December 31, 2000 and 1999 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2000, which report is included in Form 10-K of The Bank of Kentucky Financial Corporation for the year ended December 31, 2000




                                                Crowe, Chizek and Company LLP


March 28, 2001
Indianapolis, Indiana